Exhibit 99.1
July 30, 2025

Prudential Financial, Inc. Announces
Second Quarter 2025 Results

•Net income attributable to Prudential Financial, Inc. of $533 million or $1.48 per Common share versus net income of $1.198 billion or $3.28 per share for the year-ago quarter. The current quarter included a net after-tax charge from our annual assumption update and other refinements of $134 million or $0.37 per Common share versus a benefit of $679 million or $1.86 per share in the year-ago quarter.
•After-tax adjusted operating income of $1.284 billion or $3.58 per Common share versus $1.197 billion or $3.28 per share for the year-ago quarter. The current quarter included a net after-tax charge from our annual assumption update and other refinements of $36 million or $0.10 per Common share versus a benefit of $5 million or $0.01 per share in the year-ago quarter.
•Book value per Common share of $85.98 versus $77.51 per share for the year-ago quarter; adjusted book value per Common share of $96.41 versus $98.42 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $3.9 billion versus $4.4 billion for the year-ago quarter.
•Assets under management(2) of $1.580 trillion versus $1.482 trillion for the year-ago quarter.
•Capital returned to shareholders of $735 million, including $250 million of share repurchases and $485 million of dividends, versus $725 million in the year-ago quarter. Dividends paid in the second quarter were $1.35 per Common share, representing a 5.6% yield on adjusted book value.

Andy Sullivan, CEO, commented on results:

“Our second quarter financial performance reflects continued positive momentum with solid sales across our global retirement and insurance businesses as well as strong investment performance in PGIM.

We remain focused on driving sustainable growth by sharpening our strategy, improving our financial performance, and fostering a high-performance culture.

During the second quarter, we made early progress towards achieving these priorities by launching the integration of PGIM's multi-manager model into a single unified asset management business, including a $1 trillion public and private credit platform. Our new structure enables us to better serve clients with differentiated origination and alpha-generating
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Prudential Financial, Inc. Second Quarter 2025 Earnings Release	Page 2
capabilities, including the rapidly growing market for private credit solutions, and to drive operating efficiencies, cross-selling opportunities, and increased revenue over time.

Looking ahead, we are focused on driving growth and long-term value for our shareholders, while continuing to navigate the current macroeconomic environment with discipline and the support of our robust financial strength."

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported second quarter results. Net income attributable to Prudential Financial, Inc. was $533 million ($1.48 per Common share) for the second quarter of 2025, compared to net income of $1.198 billion ($3.28 per Common share) for the second quarter of 2024. After-tax adjusted operating income was $1.284 billion ($3.58 per Common share) for the second quarter of 2025, compared to $1.197 billion ($3.28 per Common share) for the second quarter of 2024.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures,” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.(3)
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $229 million for the second quarter of 2025, compared to $206 million in the year-ago quarter. This increase primarily reflects higher asset management fees, partially offset by higher expenses to support business growth.
PGIM assets under management of $1.441 trillion were up 8% from the year-ago quarter driven by fixed income and equity market appreciation, net inflows, and strong investment performance. Total net flows in the quarter of $0.4 billion reflect affiliated net inflows of $0.6 billion, partially offset by $0.2 billion of third-party net outflows. Third-party institutional inflows of $2.6 billion were positive across fixed income, private alternatives, and equity. Third-party retail outflows were $2.8 billion mainly driven by equity outflows due to market volatility.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $955 million for the second quarter of 2025, compared to $1,023 million in the year-ago quarter. This decrease includes an unfavorable comparable impact from our annual assumption update and other refinements of $111 million. Excluding this item, current quarter results primarily reflect more favorable underwriting results, partially offset by lower fee income, net of distribution expenses and other associated costs.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $722 million for the second quarter of 2025, compared to $989 million in the year-ago quarter.
Institutional Retirement Strategies:
•Reported adjusted operating income of $396 million in the current quarter, compared to $550 million in the year-ago quarter. This decrease includes an unfavorable comparable impact from our annual assumption update and other refinements of $164 million. Excluding this item, current quarter results primarily reflect more favorable underwriting results.

•Net account values of $298 billion increased 13% from the year-ago quarter, reflecting the benefits of business growth and market appreciation. Sales in the current quarter of $8.9 billion reflect longevity risk transfer transactions totaling $5.6 billion, including our second transaction in the Netherlands. Year-to-date sales of $15.9 billion increased 6% from prior year-to-date.
Individual Retirement Strategies:
•Reported adjusted operating income of $326 million in the current quarter, compared to $439 million in the year-ago quarter. This decrease includes an unfavorable comparable impact from our annual assumption update and other refinements of $89 million. Excluding this item, current quarter results primarily reflect lower fee income, net of distribution expenses and other associated costs, partially offset by higher net investment spread results.

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Prudential Financial, Inc. Second Quarter 2025 Earnings Release	Page 3
•Net account values of $132 billion increased 6% from the year-ago quarter driven by market appreciation, positive net flows from registered index-linked and fixed annuity products, partially offset by net outflows from the run-off of our legacy traditional variable annuity block. Sales of $3.1 billion in the current quarter decreased 10% from the year-ago quarter, as continued momentum in fixed annuities was more than offset by a decrease in sales of registered index-linked products.
Group Insurance:
•Reported adjusted operating income of $125 million in the current quarter, compared to $121 million in the year-ago quarter. This increase includes an unfavorable comparable impact from our annual assumption update and other refinements of $14 million. Excluding this item, current quarter results primarily reflect more favorable underwriting results.

•Year-to-date sales of $477 million increased 13% from prior year-to-date, driven by growth in both group life and disability.
Individual Life:
•Reported adjusted operating income of $108 million in the current quarter, compared to a loss of $87 million in the year-ago quarter. This increase includes a favorable comparable impact from our annual assumption update and other refinements of $156 million. Excluding this item, current quarter results primarily reflect more favorable underwriting results, partially offset by lower net investment spread results.

•Sales of $223 million increased 10% from the year-ago quarter, driven by higher variable life and term product sales.
International Businesses
International Businesses reported adjusted operating income of $761 million for the second quarter of 2025, compared to $702 million in the year-ago quarter. This increase includes a favorable comparable impact from our annual assumption update and other refinements of $53 million. Excluding this item, current quarter results primarily reflect more favorable underwriting results and higher net investment spread results, partially offset by higher expenses to support business growth.
Constant dollar basis sales(4) of $541 million in the current quarter increased 4% from the year-ago quarter, reflecting growth of retirement and savings product sales in Japan.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $280 million for the second quarter of 2025, compared to a loss of $371 million in the year-ago quarter. This lower loss primarily reflects lower expenses and higher net investment income.
NET INCOME
Net income in the current quarter included $516 million of pre-tax net realized investment losses and related charges and adjustments, including $78 million of pre-tax net credit-related losses, $426 million of pre-tax losses related to net change in value of market risk benefits, $6 million of pre-tax losses from divested and run-off businesses, and $42 million of pre-tax gains related to market experience updates.
Net income for the year-ago quarter included $175 million of pre-tax net realized investment gains and related charges and adjustments, including $74 million of pre-tax net credit-related losses, $47 million of pre-tax gains related to market experience updates, $297 million of pre-tax losses related to net change in value of market risk benefits, and $22 million of pre-tax losses from divested and run-off businesses.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Thursday, July 31, 2025, at 11:00 a.m. ET to discuss with the investment community the Company’s second quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through August 14. To access a replay via phone starting at
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Prudential Financial, Inc. Second Quarter 2025 Earnings Release	Page 4
3:00 p.m. ET on July 31 through August 14, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13754272.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding sustainable growth, earnings performance, the expected impact of organizational changes within PGIM, and long-term value for our shareholders, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as capital and other factors.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-
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Prudential Financial, Inc. Second Quarter 2025 Earnings Release	Page 5
rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, adjusted operating income excludes the impact of annual assumption updates and other refinements included in the above items.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)While not a traditional U.S. GAAP measure, adjusted operating income is the Company's segment performance measure, which is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 - Segment Reporting. Where presented by segment, we have provided a reconciliation to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(4)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of June 30, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock
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Prudential Financial, Inc. Second Quarter 2025 Earnings Release	Page 6
symbol has stood for strength, stability, expertise, and innovation for 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: YeaJin Kim, YeaJin.Kim@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Adjusted operating income (loss) before income taxes (1):
PGIM	$229	$206	$385	$375
U.S. Businesses	955	1,023	1,886	1,828
International Businesses	761	702	1,609	1,598
Corporate and Other	(280)	(371)	(695)	(806)
Total adjusted operating income (loss) before income taxes	$1,665	$1,560	$3,185	$2,995
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(516)	$175	$(762)	$112
Change in value of market risk benefits, net of related hedging gains (losses)	(426)	(297)	(777)	(174)
Market experience updates	42	47	81	15
Divested and Run-off Businesses:
Closed Block division	(18)	(60)	(40)	(63)
Other Divested and Run-off Businesses	12	38	(39)	3
Equity in earnings of joint ventures and other operating entities and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(18)	(43)	(15)	(70)
Other adjustments (2)	(1)	(5)	27	(13)
Total reconciling items, before income taxes	(925)	(145)	(1,525)	(190)
Income (loss) before income taxes and equity in earnings of joint ventures and other operating entities	$740	$1,415	$1,660	$2,805
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$533	$1,198	$1,240	$2,336
Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	33	(27)	68	(14)
Net income (loss)	566	1,171	1,308	2,322
Less: Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	33	(27)	68	(14)
Income (loss) attributable to Prudential Financial, Inc.	533	1,198	1,240	2,336
Less: Equity in earnings of joint ventures and other operating entities, net of taxes and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(12)	47	(18)	84
Income (loss) (after-tax) before equity in earnings of joint ventures and other operating entities	545	1,151	1,258	2,252
Less: Total reconciling items, before income taxes	(925)	(145)	(1,525)	(190)
Less: Income taxes, not applicable to adjusted operating income (loss)	(186)	(99)	(311)	(130)
Total reconciling items, after income taxes	(739)	(46)	(1,214)	(60)
After-tax adjusted operating income (loss) (1)	1,284	1,197	2,472	2,312
Income taxes, applicable to adjusted operating income	381	363	713	683
Adjusted operating income (loss) before income taxes (1)	$1,665	$1,560	$3,185	$2,995

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$1.48	$3.28	$3.44	$6.40
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(1.45)	0.49	(2.14)	0.31
Change in value of market risk benefits, net of related hedging gains (losses)	(1.20)	(0.82)	(2.19)	(0.48)
Market experience updates	0.12	0.13	0.23	0.04
Divested and Run-off Businesses:
Closed Block division	(0.05)	(0.17)	(0.11)	(0.17)
Other Divested and Run-off Businesses	0.03	0.11	(0.11)	0.01
Difference in earnings allocated to participating unvested share-based payment awards	0.02	—	0.04	—
Other adjustments (2)	—	(0.01)	0.08	(0.04)
Total reconciling items, before income taxes	(2.53)	(0.27)	(4.20)	(0.33)
Less: Income taxes, not applicable to adjusted operating income (loss)	(0.43)	(0.27)	(0.77)	(0.39)
Total reconciling items, after income taxes	(2.10)	—	(3.43)	0.06
After-tax adjusted operating income (loss)	$3.58	$3.28	$6.87	$6.34
Weighted average number of outstanding common shares - basic	353.1	358.8	353.7	358.9
Weighted average number of outstanding common shares - diluted	354.9	360.5	355.5	360.5
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$533	$1,198	$1,240	$2,336
Less: Earnings allocated to participating unvested share-based payment awards	6	14	16	29
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$527	$1,184	$1,224	$2,307
After-tax adjusted operating income (loss) (1)	$1,284	$1,197	$2,472	$2,312
Less: Earnings allocated to participating unvested share-based payment awards	13	13	29	28
After-tax adjusted operating income (loss) for earnings per share of Common Stock calculation (1)	$1,271	$1,184	$2,443	$2,284
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$30,582	$28,013
Less: Accumulated other comprehensive income (AOCI)	(3,921)	(7,444)
GAAP book value excluding AOCI	34,503	35,457
Less: Cumulative change in fair value of funds withheld embedded derivatives	67	178
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	144	(291)
Adjusted book value	$34,292	$35,570
End of period number of common shares - diluted	355.7	361.4
GAAP book value per common share - diluted	$85.98	$77.51
GAAP book value excluding AOCI per share - diluted	$97.00	$98.11
Adjusted book value per common share - diluted	$96.41	$98.42

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period) (3):
Institutional customers - Third Party	$647.6	$585.2
Retail customers - Third Party	256.7	234.5
Affiliated	536.4	508.4
Total PGIM	$1,440.7	$1,328.1
Institutional Customers - Assets Under Management (in billions) (3):
Gross additions, excluding money market	$22.1	$16.9	$45.9	$62.1
Net additions (withdrawals), excluding realizations, distributions and money market	$2.6	$(6.4)	$10.2	$21.7
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$16.0	$14.5	$33.7	$30.2
Net additions (withdrawals), excluding money market	$(2.8)	$(0.6)	$(3.0)	$(0.1)
Affiliated - Assets Under Management (in billions) (3):
Gross additions, excluding money market	$19.8	$19.1	$40.4	$46.0
Net additions (withdrawals), excluding realizations, distributions and money market	$0.6	$1.9	$0.5	$9.1
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$8,854	$4,011	$15,905	$15,001
Net additions (withdrawals)	$3,329	$(2,153)	$3,738	$2,420
Total account value at end of period, net	$298,407	$264,999
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (4)	$3,135	$3,479	$6,608	$6,784
Sales, net of full surrenders and death benefits	$534	$697	$1,121	$1,446
Total account value at end of period, net	$131,519	$123,899
Group Insurance:
Annualized New Business Premiums (5):
Group life	$35	$27	$260	$216
Group disability	42	19	217	208
Total	$77	$46	$477	$424
Individual Life:
Annualized New Business Premiums (5):
Term life	$39	$34	$71	$65
Universal life	24	22	48	42
Variable life	160	147	314	263
Total	$223	$203	$433	$370
International Businesses:
International Businesses:
Annualized New Business Premiums (5)(6):
Actual exchange rate basis	$541	$519	$1,117	$1,036
Constant exchange rate basis	$541	$521	$1,127	$1,029

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	June 30,
	2025	2024
Assets and Assets Under Management and Administration:
Total assets (3)	$759.0	$715.3
Assets under management (at fair market value):
PGIM	$1,440.7	$1,328.1
U.S. Businesses	113.8	124.6
International Businesses	19.4	17.9
Corporate and Other	6.4	11.4
Total assets under management	1,580.3	1,482.0
Assets under administration	193.2	183.9
Total assets under management and administration	$1,773.5	$1,665.9

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Prior period amounts have been updated to conform to current period presentation.

(4)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment, MyRock, Private Placement Variable Annuity and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(5)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 143 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.